Financial Dynamics

                              Shire Pharmaceuticals
                                14 February 2001


     Rolf Stahel [presentation with slides]: I would like to say upfront that I am absolutely delighted with what we can present to you today, and importantly, I am very proud of the entire management team who are responsible for these results, particularly during Q4 when they have been achieved in parallel with negotiating the important Biochem proposed merger. I will not go through the details of the forward-looking statement, but would like to refer you for full information in the report filed on form 10K with the SEC.

     The highlights of the results start with a 29% revenue growth, very close to three times industry growth rates. The operating income growing at 103% reached 27.9% operating income to sales, only about 2% away from the best industry performance. EPS diluted on the ADS base of $1.13, and if you take out the exceptional item, this is about two cents better than first call consensus expectation for the year. Product highlights are the on-going Reminyl Alzheimer's disease drug roll-out in Europe, the Adderall LA registration ongoing since 3 October with expected launch in Q4 this year, and of course, as announced the proposed merger with Biochem on the 12 December.

     The 29% revenue growth I have just referred to comes in a first line from Adderall, our attention deficit and hyper-activity product, with a growth rate at the sales level of 51%. We have given you on this key product sales chart the script comparison in order that we can compare pull and push marketing. In the case of Adderall, as you can see, the two figures are more or less in line.

     Agrylin, our second biggest product, achieved sales of around $58 million growing at 77%. Here you have a discrepancy between invoice sales and prescription growth, and the reason why this figure here on invoiced growth is higher is for two reasons. First, is the price increase implemented during 2000, and secondly, the launch previously announced of the 1mg Agrylin extension.



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     On Pentasa and ProAmatine, we are coming back to the de-stocking situation and that is why invoice growth is lower than prescription growth for both products. I am pleased to say that for all products we have now stabilized the stock situation in the market, and we are delighted to also to say that not only did we have a brilliant Q4, but we also observed very exciting growth rates for more or less all products on the list here, including Adderall in the first six weeks of year 2001.

     We also have good growth rates for Carbatrol with 60% and Dexastat growing at 15%.

     I would also like to take the opportunity of showing you pro-forma figures that we can now add up between the two announced results from the two companies
- Biochem that has recently reported, as well as today's Shire report. The revenues have increased by 26% to total sales of $675 million. This figure is 3% lower than the one I have just shown you for Shire standalone, but please remember that Q4 for Biochem shows substantial acceleration in growth over the rest of the year and to a large extent that was driven by two factors. First, that you had a 6% growth for 3TC as opposed to a 3% which was collative up to September and so you get an acceleration on the lead product, and secondly Zeffix, showed total sales for the year 2000 at $100 million growing in excess of 200%. It is that Zeffix growth that is increasing the overall growth rate of Biochem, and therefore we look forward with confidence towards the growth prospects of the combined company for the year 2001.

     On the operating income, I really do not need to go much further in my explanation than to say that the 81% growth and the $200 million is exciting in its own right. This has a 30% operating margin for the full year, which I understand compares with the best in the industry after spending more R&D to revenue ratio, than the competitors with the 30% margin. In my view that is an outstanding achievement and supports the statement that we made earlier that you may well be looking at either the, or one of the, most profitable pharmaceutical companies in the world which is growing at perhaps twice industry standard. Also, EPS growth is at around 55%.

     Let me come back to saying the deal that we are proposing is not a synergy deal, but at the same time that of course there are going to be synergies. There are two head offices with full head office functions and going forward, we do not need the duplication of all of these functions.

     I will now hand over to R&D, Wilson.


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     Wilson [Presentation with slides]: Good morning and good afternoon, ladies and gentlemen. I will start, as usual, by showing you the R&D pipeline for Shire standalone. As always I am not going to talk through each project in detail, but I will talk you through the changes that have happened in the course of the last twelve months.

     The one change that is on this chart that is not on the follow-on slides, which I will just highlight to you, is in the middle of this oncology section. We started a new project, which has a code number ASD3427, which is a formulation of an existing oncology product. As I am sure you are aware, we have a history of not declaring what these projects are based on for competitive reasons. I mention this just to point out a continuing element of our R&D strategy to balance the high risk projects that we do take on with the relatively lower risk re-formulation projects, which we usually run through our advanced drug delivery business in the US, Shire Labs and so I am not going to talk about that in any more detail.

     Starting with ADHD franchise, again a lot of was big news in the latter stages of last year with the registration filing in the US of a long-acting version of Adderall, a once a day version, which previously has had the code name SLI381. We hope the trade name will be Adderall LA. This was filed on 3 October, which was rather earlier than we planned and this was good news. The Phase II was also presented at the end of October, I believe, to ACAP - the American Academy of Child and Adolescent Psychiatry in the US, and the prophylactic efficacy studies - the phase III studies which we have not yet presented in public have obviously been completed before we filed the drug. I am not going to present any data on this to you today, but I can give you a qualitative comment that both ourselves and the investigators in the studies are very confident that this drug has a good strong profile which will find an important clinical use in ADHD.

     We are still building on the earlier stages of our pipeline in ADHD, and you have known for some time that we have a project called SPD503, which again is a re-formulation of an existing drug that is used off-label in ADHD. We are investigating whether we can develop a registration package both for adults and paediatric attention deficit hyperactivity disorder and the studies are up and running.



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     At the opposite end of the risk spectrum, but in addition to this project being non-scheduled - not a controlled drug, a new chemical entity, which we hope also will not attract scheduled status and will not be a controlled drug - SPD440 is one of our classless compounds called Ampakines. Ampakines is actually our registered our trademark of our biotech company in the US called Cortex. This is a drug that is already in Phase II for schizophrenia. We intend to develop it for adult and paediatric ADHD.

     Moving on to Alzheimer's disease - and in a moment I will talk about Reminyl but first I would just like to put it in some context - clearly it is a very important disease both because of morbidity and mortality, and it is the fourth leading cause of death in the USA. There are two points to make on this slide. First, is that as the population ages, so the incidence and prevalence of Alzheimer's is increasing quite dramatically. My second point is actually a bit of mental arithmetic if you can follow me for a second. The US healthcare costs at the moment for Alzheimer's is about $80-90 billion and if you work that out on a per capita basis it is about $47,000 per patient. If you divide these two numbers you get to about 1.7 million and it is estimated that there is at least four million Americans with ADHD (although possibly that is an underestimate) and 12 million worldwide. What that tells you is there are an awful lot of patients with Alzheimer's disease not being treated. Therefore, one of the major opportunities for Reminyl is that it is going into a sector where the diagnosis historically has not been made with any urgency and historically there have not been many treatment options.

     If we look at Reminyl specifically, the European launch started with the UK on 21 September last year. We were very pleased to have a positive recommendation by the NICE group - the National Institute for Clinical Excellence. This is a government organisation set up to review and make recommendations to the National Health Service in the UK as to which drugs should be reimbursed, and there was a positive recommendation for Reminyl as for the other two drugs for Alzheimer's disease. Importantly, the description within that recommendation highlighted the dual mode of action for Reminyl. If you remember this is already described in the European labelling and it is becoming very well known in the scientific community that Reminyl has this differentiating pharmacology which helps it stand out from Aricept and Exelon, and we hope that will translate into an advantageous clinical profile.



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     The rest of the European launches are underway as we speak. In US we had an approval letter in August, and in order to convert that into a approval two things need to happen. One is that traditionally the review of additional subset analysis which the FDL are interested in looking at, to make sure that they have the most up-to-date safety database, and also to negotiate the final labelling. These things happen outside the public domain and so I am not going to give you any details about what is happening, but with our excellent partners, Janssen, (part of J & J), we are optimistic that we should see approval sometime in the first quarter, which means some time in the next six weeks or thereabouts and this would support launches in the first half of 2001 - obviously quarter two - based on that. What I am saying is subject to final approval and I cannot guarantee it, but we remain optimistic.

     Staying with our CNS portfolio, Dirame is simply acting analgesic painkiller which is in late Phase III, for moderate and severe pain targeted at post-operative pain, cancer pain, orthopaedic surgery and those type of indications. Again this is a project which we acquired from Roberts and we are underpinning the clinical programme by conducting some additional work, and we expect to be in a position to launch this from 2003 onwards. One of the key factors in determining the commercial value of this type of compound is the categorisation it receives for scheduling because of its addiction potential. For example a drug which is broadly similar in a pharmacology but unscheduled is tramadol - J & J's drug Altram - that sells about $400 million, but a drug that is similar in pharmacology like oxycodone and that is scheduled quite restrictively does $100 million, so that helps give you a band for the value. Again we have global rights for this project.

     Moving away from the CNS to touch briefly on oncology and haematology, we have Agrylin, which again is a drug that we inherited from Roberts for the treatment of essential thrombocytopenia - elevated blood platelet count. This is on the market in the US and Canada, but not yet in Europe or Japan. We have received orphan drug designation in both of these regions, so we now have orphan status in US, Europe and Japan. We are in the process of putting together the registration packages in Europe and we are completing the Phase I programme in Japan. Again we expect to be rolling this out over the next 18-24-36 months throughout Europe and eventually into Japan. It is again a product that we have worldwide rights.



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     ?Defosnol, is the trade name for lanthanum carbonate, which is our drug to treat elevated blood hypophosphatemia in patients with kidney failure. These patients are on renal dialysis. The European submissions are being compiled even as we speak, and they will go in the next few weeks. In the US we are completing Phase III, and if you run these timings on we should find that launches in Europe can take place from early 2002. The US is running roughly about 12 months behind that in terms of registration, and the launch, you may remember, we announced in the body of last year as a consequence of discussions with FDA about additional long term safety data.

     If you stand back from the individual projects, and if you go through the R&D pipeline chart I showed you right at the beginning, you will find there are some new kids on the block there. Just to highlight what they are, I mentioned that we in-licensed this project from Cortex for ADHD. We have in-licensed a drug called balzalazide from Salix, which is on the market in some parts of Europe, for example the UK, and we are completing registration for other companies. So, it is half an R&D project and half a commercial project. SPD421 is a pro-drug of valproate acid which we in-licensed from Depharm an Israeli biotech company. SPD451 is the drug that we have most recently in-licensed for Parkinson's disease, originated by a Cambridge biotech company called ?Zenith, whom I am sure many of you know.

     Again, standing right back from our pipeline I have two points. I continue to believe that is a remarkably healthy pipeline for any company, and certainly for a company of our size. I am very optimistic that it will drive the business forward over the next several years. Seventeen projects, 10 CNS, 10 - a different ten but also 10 - in what we would class as late stage development at/or beyond the end of Phase II.

     The other thing that is slightly unusual about that portfolio is that it is relatively heavily weighted towards late stage development compounds. You would normally see a pipeline with relatively more early stage feeding into relatively fewer late stage because of attrition, and in fact that is one of the clues as to why the Biochem merger from an R&D perspective is such an elegant fit because of course their pipeline is the exact mirror-image of that.

     I would now like to hand over to Angus to go through the financial aspects.


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     Angus: Thank you very much, Wilson. I would like to return to the full year's income statement in a bit more detail. Rolf gave you the headlines of 29% growth in revenues and you can see the components of that between product sales and other income. Product sales were also up 29% and so substantially the growth of the business is being driven by products.

     Operating income, as Rolf said, is up 103 and income before tax 102. You can see the earnings go up 81% - slightly less growth there than the income before tax - and that is really largely explained in the taxation charge. There is a movement on effective tax rates and last year the effective tax rate was 29% in 2000, but the year before it was 24%. Therefore that increase in the effective tax rate has just taken a bit off the income before tax.

     As Rolf said, $1.13 per ADS. You will note on the front of the press release we put out that there has been this one-off receipt of $8 million. It is a legal settlement and we cannot say what it is in regard of as we are confidentially bound by that agreement. However if you take that $8 million out of the figures then the EPS per ADR or ADS would have been 107, and I believe first call consensus was $1.05, so we are two cents ahead of the consensus.

     If we look at the dispersion of products in the portfolio, you can see that Adderall was 43% of our sales this year. I know of one analyst team whose stats were absolutely right and so they will be taking pleasure in that I am sure. Well done to them; they get the star prize! Obviously this is a significant issue in the Biochem deal. After this deal, and certainly not on 2000 but on pro-forma 1999 numbers, this figure would fall to about 30% of revenues. Remember again the significant point is that at the net income, the reduction of the concentration of Adderall is more significant because substantially what we are getting from Biochem is royalty income with a 100% gross margin and no added sales costs. It is therefore probably reducing the dominance of Adderall at the net income level from 60-70% of the business to well below 50%.

     Just looking at Q4, I apologise, as your slides probably do not have that little subheading that this is pre-exceptionals and pre-APV25 charge. You can see very good growth again. Revenue growth is very similar in Q4 to the full year and is just a bit above the full year at 31% in Q4. Again this is substantially driven by product sales. Other income looks like a large reduction but it is based primarily on very small numbers there as you can see. Operating income obviously shows a staggering increase. A lot of that is to do with the Roberts business last year

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where there was a big slow down in the fourth quarter. If you remember a feature of this was the products sales pipeline stocking effects and the holding back of the sales in the fourth quarter and then the significant reduction in expenses as a result of that.

     Let me just spend some time now going through my usual chart of financial ratios. If we look at the full year first, you can see, and those of you who have tracked the company for some time will know that Rolf and I always thought that to maintain a company which is investing at 20-24% (that is our target range of R&D to sales) and producing operating margins of 25-30%, you have to be producing gross margins in excess of 80%. You can see that this year we have finished up 2% above the 80% target and our R&D is in that range of 20-24%. Also, I am pleased to say that our operating margin is in the upper end of the 25-30%, hence Rolf's comments about us now being one of the most profitable speciality, if not one of the most profitable, pharmaceutical companies, particularly when you consider that 28% is generated after this 21% charge of R&D to sales.

     Looking at the comparison of those ratios to where we were just one year ago, you can see 6% improvement in the gross margin, a little bit more going into R&D, and a significant improvement in the operating margin. That is a lot to do with SG&A line and the benefits of the Roberts merger in terms of the cost elimination. We set ourselves a synergy target with Roberts of $20 million of cost savings in the year and I am pleased to say we did actually end the year at just slightly above the $20 million target.

     Q4 - the exit rate - you can see a higher gross margin of still 85%. A word of warning on that; there are some one-off adjustments in that to do with our costing systems and absorption of variances on cost of goods. We have ended up with a very efficient result, particularly on products like Carbatrol and Adderall, and those adjustments are being put through in the fourth quarter of the year. We have also seen some change to ProAmatine on the royalty stream where we have improved the income to Shire as a result of that.

     The final point is on HMO contracts, again these were to do largely with the Roberts products and the Shire team has renegotiated a lot of the HMO contracts, particularly on products like Pentasa and ProAmatine, and again with beneficial impact on gross margins. So, a word of warning that there are some one-off items, and I would say that the 82% for the full year is a

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better guide, with perhaps 82-83% for the margins going forward rather than that exit rate of 85%.

     Obviously R&D was quite low, as you can see, with below our trend rates in the fourth quarter. This was really to do with the fact that a significant amount of our trial expenditure occurred in the early quarters and it is just really a phasing issue, and probably against where we originally thought ?Fognon might be going in just at the end of the year. Clearly that has moved into Q1 2001, and there is just some small deferral of expense on that.

     On the SG&A product sales, 27% again which looks very low compared to the 30% for year. Again, a word of caution there as you should remember Q4 is where the one-time legal settlement of $8 million has gone through that SG&A line, so you would have to add back the $8 million into the SG&A expense to get an on-going figure. Therefore, all those factors being quite low means that we have ended up with an excessively high operating margin but I would definitely caution you against at 38%.

     If we move on to cash flow, you can see here the cash generation. In order that you can reconcile these numbers back to the press release, the cash flow in there shows $61 million in round number of net cash flow from operations and all I have done here is gross that back up in the first elements showing you the gross cash generation less the tax and interest. Therefore, if you net those first two boxes out you come back to the $61 million of net cash flow from operations.

     I always like to make the point that because Shire contracts out substantially all of its manufacturing, it spends very little on fixed assets. Normally it would be in the range of $5-10 million but again this is a little bit higher because we have acquired a new headquarters site here in the UK in Basingstoke, which we will be moving into in about three weeks time, and that is a substantial component of that fixed asset spend. So, substantially most of the money as you can see - $43 million - has gone on acquiring more projects and products. Some of these are in Europe and some of them are the early stage pre-clinical and phase I projects that Wilson and the team have brought in through the course of the year.

     Financing is the cash we received for exercise of options, and again that is probably above trend on the basis that this has a lot to do with the Roberts merger as after this we had a lot


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of exercise of options from the Roberts employees, and they have to pay us the option price so there was a windfall income stream of $50 million there. I should have also mentioned that the cash generation is understated because that is net of all the cash expenses of the merger, which were in excess of $80 million, and so the cash generation would have been substantially higher.

     Net cash flow, therefore, for the year is $56 million, and if we just move onto the balance sheet you can see what that has done for our net cash on the balance sheet. Last year we had just $3 million of headroom, or net surplus cash so, if you add the $56 you can see we have $59 million of cash, which is a nice health cash balance. Again, looking forward to the Biochem transaction closing, they are an extremely cash rich company and they will probably bring in approximately $200 million of cash. The group is extremely well positioned and we will be repaying one of our more expensive credit facilities, which is one of the synergy savings we have noted in our presentations on the Biochem transactions as it should save us an interest charge of in-excess of $3 million a year.

     That is all I want to say at this stage and I will now hand back to Rolf for some summing up comments.



     Rolf Stahel: Thank you, Angus. Let us look at achievements once more for the year 2000. You have observed the revenue line going up 29%. I repeat that Q4 is also outstanding but I am also delighted to report that the first six weeks of the new year are also very exciting indeed. The operating income is up for last year by 103%, and with a very healthy gross margin, as Angus pointed out, of 82%. This is absolutely in line with our strategy to be able to afford a higher than industry level in our R&D, two-thirds ratio to revenue, and still achieving industry record kind of levels of operating profit.

     We have integrated Roberts successfully, in fact I believe that it has taken us about 120 days to implement 95% of the merger in early 2000, and that included the closure of the ?Eatontown site and the sale of that particular asset.

     The Reminyl launch occurred in the first market in the UK on 21 September, and we will now see the roll-out over the next six months in other major countries in continental Europe.


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     On the US front, we have pointed towards the registration of Adderall LA on
3 October with expectations that we would hopefully get the approval from the FDA in Q4 this year, with launch in Q4 2001. Also we announced on 11 December the merger with Biochem.

     Looking at the R&D objective for the year 2001 and 2002, you will see that the related newsflow looks very exciting as well with Reminyl complete European launches during the first half of the year. Reminyl - FDA approval first quarter, and launch second quarter, is expected. Dirame completes a three study second half, and then the same product US, and EU regulatory submisson by end of Q4, or possibly early the following year. On our phosphate bind, Defosnol, the European regulatory submissions in quarter one - and there are not many weeks left in this quarter - SPG417 to complete phase III study second half. Again back to the Defosnol, our phosphate bind, US regulatory submission by the end of the year or early next year. Then, last but not least, the once-a-day Adderall LA FDA approval and launch expected for the end of this calendar year.

     If you now look at strategic objectives, first there is the clear implementation of the Biochem merger. Then we have a continued focus on our research and development strategy, particularly looking for further strengthening our early phase development projects. So, we are looking for in-licensing additional or starting even from within additional early phase projects.

     The merger is strengthening our position for research and development since we are becoming an increasingly desirable partner for our core areas of focus for early phase development or research boutiques who may have projects either in central nervous system disorders, in oncology, or in the recombinant vaccine manufacturing area, which may be as projects again applicable to CNS (Central Nerve System Disorders) and to oncology. It may therefore help with this technology base to add long-term additional projects in our two core areas of focus now.

     In terms of building our international infrastructure we are looking at strengthening Europe and we are doing that on an ongoing basis. For example, in Italy when we acquired the few subsidiaries in that country, they had employed agents. We are now converting these agents into full-time employees because we believe that when we launch our first R&D based Shire product in Italy that we will be better off with fully committed, fully employed persons. We are


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preparing the forthcoming launches of our key products, Defosnol, the phosphate binder, and Agrylin, for essential thrombocytopenia, is probably the next product for launch through our European subsidiary. By taking that approach, we are hoping to reach peak sales for those products earlier than if we waited and started building a company on the back of those exciting product launches.

     On Japan, I need to correct one of the quotes that went round the world a few minutes ago. We are at a very early phase, as we previously declared, and we have scanned the market for potential targets. We are speaking to a number of potential companies and they tend to be smaller companies. All of that is early phase and in terms of risk assessment, or chances of success assessment, I have made no secret that I believe we have no more than a 25% chance in pulling off such a potential deal. If it ever occurs, then it is likely it will be a smallish deal that is nowhere near the kind of proportions we looked at with the proposed merger with Biochem. So, for instance, if there was a company out there with a turnover in the order of $50-75 million revenue, or maybe even $100,000 million maximum, and if we had a chance of buying one of those companies, then that would not be a massive investment.

     Just to repeat that again, we are at very early stages on all of the screening and investigation to see whether or not there could be a match somewhere.

     Last but not least, the aim of the company is to continue presenting to you results that are very above industry growth, and once more I am delighted with the results we have been able to present to you today, and I am proud that a management team was once more able to deliver at these very high growth levels.

     Thank you very much and we are now delighted to open the floor to questions.


     Question: .... Could you tell me what the average daily dose of Adderall is now, and also what is the discount to Concerta currently? Then finally, what are your publication plans for the phase III data on SLI381?



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     Wilson: With regard to the publication times for 381, obviously we will roll out those data later on this year in support of the eventual launch later on this year. I am not going to be more specific than that because we do not want to telegraph to other people what we are doing; however, these data will be in the public domain before the drug is launched.

     In terms of the average dose of Adderall, there is not really any such thing because it is very important that each patient has the individual dose titrated in terms of the numerical dose and the frequency of administration. However, for the most part patients are managed somewhere between the 10 and 25-30 mg/day, and half the patients are already treated with the drug once a day, so 50% once-a-day and 43% or thereabouts twice-a-day. It is therefore relatively uncommon for people to take it in big doses and with higher frequency than twice-a-day.

     Question: [Inaudible]

     Rolf Stahel: That one is about 30% left. Your next question was on Agrylin price increase. We have not declared that so I cannot give you that now but the reason why I mention the price increase is because we have a sales growth of 77% and the script growth of 38%, so obviously the invoice growth is ahead of the script growth. There are two differences explaining that, one is the one milligram launch, which resulted in stock levels higher than previously, and secondly in a price increase of not declared size.

     Question: With regard to Reminyl's launch in the UK what has the experience has been so far, and also from what you have seen in the US with the launch of Exelon last year and the penetration that it has achieved of new scripts, does that have any bearing on the likely success of Reminyl?

     Wilson: I can give you a qualitative response to the UK launch but not a quantitative one because we are still in the process of getting individual trust and formulary approval to get reimbursement, so it is not yet at the stage where it is a like-for-like comparison between Reminyl, which is a non-responder and Aricept, which may be.



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     Qualitatively it has been very well received. The physicians to whom we are making it available are very pleased with it and our internal marketing people are really quite happy with the way it is going. I cannot however give you any quantitative numbers to back that up as it is an opinion rather than anything factual.

     In the US my understanding is that Exelon's has 25% penetration within a very few months after launch, which bearing in mind it has some challenges to its use compared to Aricept, for example, that is in my opinion a pretty good performance. It encourages me really because of the point I made in the presentation that there are a relatively large number of patients who are not treated with anything at the moment.

     The issue is not so much squabbling over which drug is better for any one patient because it is quite likely that patients will respond to one drug better than the other. The biological variability will do that never mind the different pharmacology of the drug, so our interest is in making sure of increasing awareness of the drugs and of Reminyl's different pharmacology and just making sure that more patients get treated for Alzheimer's than are at the moment. That is where the opportunity is rather than squabbling with Pfizer.

     Tim Anderson (Prudential Bachs Securities): I have a question on Adderall. Can you tell me how many weeks it is inventory on hand and at the wholesaler level? Then, on the expense side, the $8 million gain was booked against SG&A, so if I add that back to SG&A for the quarter that brings it up to around $44 million, which then on a margin basis brings that up to 32% of sales. Is that a run rate that we should use going forward for SG&A?

     Angus: Yes, it is a good point and thanks for raising it as it was something that I was hoping to get an opportunity to mention today. The press release does note that we started to increase our rep force during the fourth quarter of 2000. Clearly this year we face the prospects of launching 381 in Q4. Now, those of you who have tracked the industry for a long time know well that companies say again and again that you do not start building your marketing platform until about two weeks before you launch the product, but that you actually start six to nine months before you launch the product, and that is what we will be doing this year.

     A word of caution when you come onto your quarterly phasing of our results this year, yes, I would certainly encourage you to look for slightly higher SG&A numbers in the first couple of quarters of this year. Then obviously as we launch the product in the second half and we start to moderate those costs you will see higher growth rates probably in Q3 & 4, so that is the sort of pattern you should be looking at.

     I should probably just add to that that the consensus is out there for the year. I am not inferring that anybody goes out and downgrades because there is suddenly huge extra marketing expense. This is, just to reiterate, a quarterly phasing issue and in my mind we are very comfortable consensus view that we have seen out there for 2001.

     Tim Anderson: Okay. And my other question?

     Rolf Stahel: Other levels are normal. I believe they are around three weeks.

     Tim Anderson: Okay. Your response was phasing in and out. Did you actually say how many reps you added in the fourth quarter?

     Rolf Stahel: We actually did not declare how many reps we have appointed. That is slightly sensitive information on the commercial level.

     Tim Anderson: Okay, great. Thank you.

     Question (JP Morgan Chase): My question is also on the ADHD market. Now that we are quite a bit away from launch I am just curious whether you have seen more or less market expansion than you thought? Also in that regard, I am also curious as to what you thought of Methadate going forward, and whether you expected that to change the market? Finally, with regard to Adderall LA, Alpha made a really big deal about getting approval in time for launch before kids start going back to school, and I am just curious how you think a fourth quarter launch will play into that market?

     Rolf Stahel: Market expansion is within expectations. If you take a longer term view I do believe, over the next three to five years, you will see an a greater penetration of the adult market and I do believe it will start first in the US.

     Wilson: Methadate, which is the next sustained release methylphenidate product, I do not believe that will make a material impact for us. It maybe a question you need to pose to Aldo.

     Rolf Stahel: Also, please remember that there are already five once-a-day release methylphenidates in the market so that would be the sixth, and there are another ten instant release methylphenidates in the market. It is therefore a pretty competitive market by now and with the exception of the Alza launch, none of the others affected Shire's growth rate.

     Angus: The last question was about whether launching 381 in Q4 is going to be deleterious. I do not particularly think so. It certainly is the case that more people tend to come off therapy in the middle of the year during the school holidays than at other times, but not all of them come off. There is a still a significant number of patients who stay on therapy right through the summer. So, yes, there is a little advantage at that particular time of the year in terms of people visiting to restart therapy, and perhaps reviewing therapy. I do not believe it is a particularly big deal to launch it later if you have a product that is fundamentally advantageous.

     Rolf Stahel: We are launching as soon as we get the approval and we can physically launch the product!

     Questioner: Okay, thanks.

     Mark Becker (GIC): Can you comment on the relative cholinergic side effects of perhaps Reminyl against Exelon? I have seen the Exelon scripts start trailing off, and I believe that I read in the pink sheets that they have had to send out a "Dear Doctor" letter regarding the very high levels of nausea and vomiting that are showing up in patients in their third and four month of usage?

     Wilson: All of these drugs and all cholinesterase inhibitors will cause nausea and vomiting. Generally you see it most frequently in the first four to six weeks when you are increasing the dose. You tend to start these patients off on a relatively low dose and then treat it every one or two weeks, and if you are going to see it you will see it by the time you get to four weeks and onwards. Generally it goes away, and generally it is a feature of the dose that you try to get them on to and how aggressively you do it. So, that is the pharmacological answer that it is an expected and unavoidable effect.

     The next scientific answer to your question is that there have not been any head to head comparisons between the drugs so I cannot give you a factual answer as to how galantamine compares with the other drugs. I can give you a qualitative answer - and that seems to be my favourite word today - but if you look at the Washington Alzheimer's meetings from a few months ago there was a meta-analysis of Exelon taking all their pivotal clinical trials rolled into one and analysed from a safety standpoint. Certainly it looks, when comparing that with the Aricept data set, that Exelon has a higher incidence of nausea and vomiting particularly than Aricept. I must say that we were relatively encouraged by that because we believe that Reminyl has a very good safety profile and let us not forget that Reminyl has been around for 30 years for indication, and it is actually a relatively well-established drug although it is new to the Alzheimer's' area.

     The specific letter that I believe you are referring to, the "Dear Doctor" letter, was triggered I am not sure by what since I do not have access to the confidential discussions, but it certainly made reference to one incidence of a ruptured oesophagus which is a well known feature of very elderly people who vomit a lot. That is not particularly unexpected in patients who are vomiting and is a mechanistic consequence of vomiting. It is not something that the drug causes in itself. My own bet would be that if you make enough patients vomit then sooner or later you are going to see that. When I was in practice I certainly had old ladies die on me of ruptured oesophagus even without cholinesterase inhibitors - it happens. I would not attribute that as being anything uniquely deleterious about Exelon, although I do believe that the overall incidence in nausea and vomiting is something to watch.

     Mark Becker: Thank you.

     Mark Goodman (Morgan Stanley Dean Witter): I have a couple of questions and the first is could you just confirm your comfort with the quarterly progression of the guidance for 01 as far as EPS? My second question has to do with pricing. I believe you said there was a 30% discount to Concerta but we are having a little problem with the call which is breaking up a bit, so perhaps you could just confirm that, or tell us what is the actual average RX price now for Adderall now that you have taken the 10% price increase in January? Thirdly, could you give us some guidance on these other revenues that are non-product sale related and non-licensing related from royalties from Reminyl?

     Angus: I do not think I was conserving EPS numbers for the quarterly progression in 2001. In fact I have not seen many published numbers on that and I am assuming that people are waiting until these results came out and will be doing the quarterly phasing and releasing those shortly. I guess some of them might be on pro-forma with Biochem numbers in there, but all I was really indicating was that I was happy with the full year consensus forecasts for 2001. They appear reasonable to me and what I was indicating was that as you progress your gross earnings over this year, you should anticipate that there could be slightly higher SG&A expenses in the first couple of quarters this year. It was in response to Tim Anderson's point, the exit rate of SG&A spend was 32% of product sales where it had been 30% for the year as a whole last year.

     Rolf Stahel: Okay, the pricing differential is approximately on 30% below the average price reported to us for Alza's daily price.

     Mark Goodman: Okay. I also wondered as far as the other revenues are concerned, which are the forecast for product sales when some of these other revenues that come in - for instance payments for milestones and things like that. Any guidance on that for next year?

     Angus: Sure, one thing I caution people about again is licensing and development income was quite high, approximately $14 million in 2000 I believe. That was, obviously, used to recover R&D expenses from our development partner, Janssen, or J & J, on Reminyl. So, given Reminyl is now in launch phase, there will be a significant reduction of those expenses as we are not incurring that R&D expense any more, and so I would look to see some substantial reduction of licensing and development income.

     Clearly royalties will start to increase as the roll-out in Europe comes on Reminyl and as we launch in the US. There is one more milestone payment on Reminyl, which is slightly less than $1 million I believe, and that is in respect of the FDA approval. When we get this full approval we can book that milestone payment and that is the last one. After that, then it is whatever your forecasts are on royalty income stream from Reminyl as the sales roll out.

     Mark Goodman: Okay, thanks.

     Chris Bass (First New York): Can you tell me about the last two or three price increases on Adderall just to get a history for modelling purposes? I believe there was one third quarter but when was the last price increase prior to that?

     Angus: There were very little price increases - negligible. It was in the first three quarters of last year, late August or early September that I believe we put up the price. There was a rumour out there that it was a 16% price increase, but in fact we confirmed that was a gross list price. After the various rebates and discounting that takes place on the big accounts in the market, the net back to Shire is probably closer to 10%. So, there was one around 10% in early September last year, and we have just confirmed that there has been another price increase of a similar magnitude at the beginning of January this year.

     Chris Bass: Finally, the price increase in the third quarter - when was the last price increase and what was the magnitude of that again just for modelling purposes.

     Angus: Can you say that again?

     Chris Bass: The one prior to the third quarter of last year. You said there were not any in the first three quarters of this year but was there one last year in 1999, or ... two years ago?

     Angus: Yes, in 1999 typically the price increases then used to be of the order of 4-5% or something like that. I believe there was one in 1999 as there was always an annual price increase.

     Chris Bass: Okay.

     Question (Nomura): I have two follow-on questions with respect to the ADHD market. You talked longer term about what you thought about the growth dynamics, but short term over the last few months I have noticed a slowdown in the script growth and I wonder if you could make some comments about the dynamics of that market? Secondly, is it unreasonable to assume that following the NICE's committees comments on Lithalin several weeks ago that you may be actively considering 381 Adderall LA to be submitted in the next year also?

     Rolf Stahel: We know that in the US on a national basis, that there is still under diagnosis and on the treatment of the disease, so I would not expect a slow down in prescription growth going forward. In answer to the second part of your question concerning the European ADHD strategy, this is still under consideration and so I cannot give you a specific answer on that, however, as you know from Wilson's presentation we have international aspirations for the two projects that he presented to you earlier in the ADHD area.

     John Senior (Credit Suisse First Boston): I have two questions, the first on Reminyl and the dual action. When, if ever, are we going to get any clinical data and when are you going to benefit from the dual action?

     Wilson: When, if ever! There is a hope at the moment that the increasingly positive profile that we are seeing in terms of activity, efficacy and in fact side effect profile, may well be a consequence of the dual mode of action, so the extended duration of effect that we have seen in the pivotal studies, the breadth of effect not just on cognition but on some of the behavioural aspects and patient functionality, I believe there is increasing confidence that that is quite possibly, or even probably a consequence of the pharmacology.

     When can I give you a joined up answer that says this pharmacology causes these clinical effects? Well, if you read the European labelling that is actually what it says. That is probably more positive than we had expected if I am honest and I believe the simple answer to your question is that it would take more than two years to run those types of clinical studies. We have already run studies for one calendar year of patient therapy and that is not enough to demonstrate conclusively that there is a difference, so therefore it would have to take more than that. So therefore it is two years plus, which means that you are not going to see the data for another one, or two years or possibly longer than that, even if it was being generated at the moment.

     John Senior: Just running on from that, are J & J doing those follow-up studies?

     Wilson: I would not like to answer that!

     John Senior: Okay. Secondly on Dirame, can you just remind us why you are doing the extra Phase III studies?

     Wilson: Yes, the answer was actually in Angus's presentation although you would not have spotted it! The Roberts run rate in R&D was around plus or minus 5% of R&D to revenue, and Dirame is a good drug with a lot of existing data and the recent phase III package has been carved down to the bare minimum. We are interested in having a drug that is adequately profiled, firstly to secure registration but perhaps more importantly to give a good commercial platform once it is launched.

     Mr Divani (JP Morgan): In light of Q4's reduced R&D expenditure, can you give us some guidance going forward as to whether you intend to still main 20-22% R&D expenditure as a proportion of revenue?

     Angus: Yes, if I can go back to what we said before, it is really that we have discretion. Our baseline is to try and spend 20% of sales, and then we have always said that the range there we will invest up to 24% to the extent that the business is delivering - and when I say delivering that is a function of the top line sales growth and the gross margins being in excess of 80%. So, as long as we are meeting those two targets, then yes we can start to incrementally spend more. The way we do our budgeting process is that we plug in a R&D number and probably 10-15% of that is what we call unallocated. That means it is not there committed to existing on-going clinical trials but is there actually to either start or initiate new trials or to be used to bring in new projects into the early stage pipeline. So, I might develop that.

     Just thinking about Biochem and the fact that probably in not too many months now we will be a combined group, this is key to the understanding of the economics of the Biochem transaction because historically they have been spending at very, very high levels in their R&D and when you look at the pro-forma numbers for 1999, you would see that combined the two companies were spending 26% of sales in R&D for that year, and indeed in the year to date the last numbers we have prior to today are actually to the end of September and that has only come down to 25%.

     Bearing in mind that if you look at the combined numbers we have shown you here on the sales line as I see some models emerging people are looking at something around $800 million of combined sales for this new entity in 2001. If we are at our base point and the strategy is to say we will start at 20% and then discretionarily spend above that and we are entering at 25%, you can save that 5% straight away, and 5% on $800 million is $40 million. So, I can look at $40 million, which is a function of discretion as to where Wilson spends that money. This is instrumental to the whole story around earnings accretion going forward on that transaction, and where we end up in the exchange ratio at the end of the day.

     Obviously to the extent that we end up in the upper end of the exchange ratio with a high share price for Shire and we issue less shares, the dilution is less in the transaction and we can therefore afford to spend more of that discretionary money in R&D. However, to the extent we are in the lower end of the exchange, conversely will pin the R&D back to perhaps the 20% level.

     Jo Walker (Lehman): Are there any further cost savings coming from Roberts that have yet to show through in the P&L? Also, can you give us the earliest date at which you think the Biochem deal could be completed?

     Angus: Yes, Rolf made the point that we have successfully integrated Roberts probably by about 95% as he said within 120 days. So, I guess an argument which says synergies that were incrementing in that first 120 days as we reached somewhere like May last year then we were at the full annual run rate and then we were hitting that month on month for the rest of the year. There is probably a tiny amount there for those first three or four months when we were on a gradual trajectory up to the full annualised rate of saving but it is no more than that. If I guessed at it, I would say you are looking at a couple of million dollars maybe and even that may be used or disappear in the sense of the increased marketing costs we are putting through so whether you actually see that on the bottom line I would not know.

     Turning to the Biochem transaction, as we have said in the press release we are very pleased things are moving well. I believe at announcement date in December we put what we thought was a cautionary timeframe of second quarter and we were encouraging people to think that perhaps middle or late during the second quarter, but obviously that was recognising that we had a number of regularity hurdles to overcome. Those have seemingly gone very well in the last few weeks and in the press release we have noted that we have competition authority approval both in Canada, and in the US. There was no EU competition approval submission and we were not required to make that.

     Basically we have some further discussions with the Canadian government to take place and we need shareholder approval from both companies. However, as we see it at the moment I believe our optimism has risen somewhat now, and we would probably be willing to say that there is a chance we can close the transaction early in the second quarter rather than middle or later.

     Question (Goldman Sachs): Rolf, you mentioned you wanted to perhaps strengthen the early phase pipeline and bring some products in. You mentioned even having products from within. Can you expand on that a bit? Have you specific therapeutic areas in mind at all? Presumably you are not talking about your own in-house discovery and given the comments that Angus has just made how should we therefore think, maybe a couple of years out in terms of the R&D spend that the new company might be taking on?

     Rolf Stahel: When I referred to projects from within, then I am referring to projects particularly out from Shire Laboratories, the drug delivery company, where you have little on, but remember that covered SLI381 or Adderall LA which was one of those projects. It covered Carbatrol, which we launched from that source, and obviously their technology can be applied for other projects. So, that is one source where you have new projects starting without us laying milestones and no future royalty outflow because it is all from within.

     The other area is similarly that you have work on-going in very early phase projects, which we have not even put on the presentation, that are on-going within Biochem, and if any of those early phase projects ever makes it to be upgraded to a project, then that will appear in our project list as well. On top of that, we are looking for further acquisitions of projects from the outside world, along the same lines as we have done with so many companies up to now, such as the epilepsy product from Depharm in Israel, the Parkinson's project from Zenith and so on.

     In terms of the R&D commitment, I believe we are still thinking of 24 or perhaps 25% to R&D to revenue ratio, and we hope that we can keep it within that, with the first thought of looking to meet market expectations in terms of EPS growth.

     Mark Loustig (Yorktown Securities): Further to an earlier point, I would like to know what the status of the transition into Biochem is and how you hope to capture some of those synergies that you mentioned?

     Angus: When you say transition you said synergies there - do you want to clarify whether you want to know about synergies or do you want to know about timing or both?

     Mark Loustig: Both!

     Angus: I am not sure I have anything more to say about timing as I believe it was a relatively clear answer. However, just to reiterate, we said previously closure in second quarter and we thought that would probably be middle or later in the second quarter, however given that we have had significant movement on the regulatory issues, I believe we are now willing to predict that we may be able to see this transaction close earlier in the second quarter but that is the most I can say. There is still a number of discussions to be had, and I cannot be more precise than that.

     As regards synergies, I would like to differentiate between something I was just talking about in an R&D context that I would classify more as cost avoidance going forward and then immediate cost cutting. Immediate cost cutting is relatively small and there is not a huge overlap in this transaction. The deal has certainly not been done on the basis of putting two companies together and generating growth through enormous cost cutting. Shire is not in that game! So, there is the obvious elimination of overlap of the fact that both companies are public companies and we have head offices and there will therefore be the removal of the corporate departments and functions overlaps. Also there are some financing benefits that I mentioned earlier in my presentation in terms of repaying debt facilities and saving interest costs.

     Obviously I have had a chance to run through this in the last few weeks. We have talked to Biochem and the integration is being well planned. I do not have a problem in looking at probably savings of around $10 million or maybe in the range of $10-15 million.

     In terms of costs avoidance, as I just indicated the great interest of this transaction with the very complimentary fits of skill sets in the two companies, particularly when one looks at the R&D. Shire has effectively started its life as a late stage development with sales and marketing, and then gradually we have integrated back a little bit more into early stage R&D. Conversely, Biochem was an out and out biotech company at one time and more recently they have stopped doing discovery research and their money in the future from this year forward, would have been committed more and more to building a late stage capability which Shire already has on the ground, and so we do not need to spend that money anymore by bringing the two companies together. In addition Shire had sales and marketing forces, which again Biochem were looking to recruit. One quick example of that is Troxatyl, the leukaemia product, which is the most advanced compound in their portfolio and this needs to be marketed for haematologists. That is exactly where we market Agrylin, so there is no need to take on a new salesforce.

     Nick Wilf (ABN Amro): I have two questions, first in terms of Adderall, and looking at the quarter-on-quarter trend of sales. We saw a decline in the fourth quarter, which was complicated by price rises in September and January, as well by the holiday season, but could you indicate whether this decline shows some sort of underlying downward trend? Secondly, on 381 and the launch at the end of this year, can we have some guidance please on the level and pace of switching from Adderall that we should anticipate? Also can you give us some indication on the intended pricing level of 381? Should we anticipate a premium differential to Adderall?

     Angus: Okay Nick, thanks for raising your first question. There was a point in the press release bit it may be a bit buried, so thank you for giving me the opportunity of just emphasising the issue on the saving of Adderall sales between Q3 and Q4. In the Q3 presentation I did highlight that I thought the sales there were excessively high, probably of the order of $4-5 million I believe I mentioned on that call at the time, due to advanced buying by wholesalers, because once Alza launched their competitor product back in August everybody knew there was a substantial premium of over 50% and obviously intelligent people jumped to the conclusion that it would not be very long before Shire would be putting through some sort of price increase. So, I did indicate that the Q3 number was probably overstated by the order of $4-5 million dollars, and therefore if you adjust for that then I believe the numbers are $59 and a bit - close to $60 million of sales value in Q3. If you knock off the $4-5 million and add that to the $55 and bit in Q4 then you end up with the trend being the other way round where it was $55 in Q3 and $60 in Q4 and I believe that is a much better progression of the sales and is the true underlying one rather than the one that you have actually seen reported.

     Rolf Stahel: In terms of your question on switching, you are addressing a very important marketing challenge that is in front of us. We all know that sooner or later generic competition will be there and therefore an early switch target address potentially a 100% of all current instant release Adderall users, is obvious. In terms of giving you any details on that that is commercially sensitive and I will not and cannot. In terms of pricing, again we cannot give you any help on that because the same answer applies here. For your model, I believe you probably will be on safe ground if you just leave the price where it is and work with that on instant release and on slow release on the same basis. What we actually do maybe totally different but I do not believe you can do anything else at the moment.

     Nick Wilf: Thanks very much.

     Patrick Shares (Premium Capital): Could you let us know whether you are losing any market to Alza's Concerta? Also, I have another question which I may have missed but can you comment on revenue or earnings guidance for the next year and the quarter or if competence in the sheet consensus estimates?

     Rolf Stahel: Let me answer your first question about whether we are losing market share to Alza. My answer is that I do not believe so. I believe that what is happening is that our growth rate in volume terms has slowed down because Alza is picking up some of the growth we would have picked up if Alza was not there. The second point is that because Alza launching at a higher price than we did, the selling price per day, they gave us a price increase opportunity, which we have already commented on. So, overall you back, as we reported, to a 51% growth in invoicing on Adderall for the whole of 2000 and I must say I am very happy with that growth rate.

     Angus: Yes, market consensus I believe for the avoidance of doubt, and for the third time, I am reasonably comfortable with 2001 annual forecasts.

     Patrick Shares: Smashing.

     Rolf Stahel: Okay Any last questions from the UK? [No reply] Anything left in the US? [No]

     Jeff Goldman (First Capital Alliance): Over the past year there has been some uncertainty over R&D treatment on acquisitions by the SEC. Can you tell us what kind of analysis has been done on this front with regard to the Biochem transaction?

     Angus: What you are referring to is what are called "off-balance sheet financing vehicles" promoted - dare I say it - in the company in here by investment banks but basically the construction was to take certain projects in one's R&D pipeline and put them into a separate subsidiary together with some upfront funding to fund those projects and attract third party finance. The benefit to the company was that it can de-consolidate at that time that subsidiary, and therefore get those costs out of its income statement. The way the company keeps some control of the projects is that it has, for its upfront payment, an option to repurchase those projects in the future if that is what it wants to do, so it has a call option.

     Now the SEC, as you right said, has frowned on these structures as quite rightly in my view it believes it distorts the true underlying ratios, R&D spends and the earnings progressions of these companies. Biochem did set up one of these, and it was called Clinichem. It was repurchased and reconsolidated on 15 December 2000 and so it is no longer a feature of their accounts and will not be on an on-going basis as it has already gone.

     Rolf Stahel: I would just like to add that this is the reason why we are presenting with next figures having eliminated, historically, the impact of Clinichem. So, when you look at

1999 figures and 2000 figures and the way we have represented them, we have taken out all these distorting effects and you are looking at the right basis to compare it going forward.

     Let me conclude by saying thank you to all of you attending for the very interesting questions and I would like to say once again that I am delighted with the growth rate achieved today and I am confident with the growth rates going forward. Thank you very much.

                            [End of conference call]